CURATIVE HEALTH SERVICES, INC.
                            Corporate Headquarters
                                150 Motor Parkway
                               Hauppauge, NY 11788




                                                 April 24, 1998

To the Holder of the Common Stock of
CURATIVE HEALTH SERVICES, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The 1998 Annual Meeting of Stockholders of Curative Health Services, Inc. will be held on Thursday, May 28, 1998 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

          1. To nominate and elect seven (7) directors for terms expiring at the 1999 Annual Meeting of Stockholders;

          2. To vote on proposed amendment to the Curative Technologies, Inc. 1991 Stock Option Plan, as amended, to increase the number of shares of the Company's Common Stock authorized for issuance
              pursuant  to  options   granted   thereunder   from  2,456,695  to
              3,156,695.

          3. To vote on proposed amendment to the Non-Employee Director Stock Option Plan to increase the number of shares of the Company's Common Stock authorized for issuance pursuant to options granted thereunder from 125,000 to 250,000.

          4. To transact such other business as may properly be brought before the Meeting.

         It is important that your stock be represented at the Meeting regardless of the number of shares that you hold. Whether or not you plan to attend the Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                              By Order of the Board of Directors



                                              JOHN C. PRIOR
                                              Secretary

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Thursday, May 28, 1998, at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a stockholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

         The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to stockholders of the Company on or about April 24, 1998.

         Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

         Stockholders of record at the close of business on April 8, 1998 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 8, 1998 consisted of 12,692,204 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

         A copy of the Company's Annual Report for the year ended December 31, 1997 is being furnished to each stockholder with this Proxy Statement.

                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

         Section 3.02 of the Company's By-laws provides that the number of members of the Board of Directors shall be seven or such other number as shall be determined from time to time by resolution of the Board of Directors or the stockholders. The Board of Directors has by resolution set the number of directors at seven.

         The Company's By-laws provide that nominations of persons for election as directors are to be made at a meeting of stockholders called for that purpose, whether at the direction of the Board of Directors or by a stockholder as provided in the By-laws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

         The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

Name                             Position

John Vakoutis                    President and Chief Executive Officer; Director
Gerardo Canet                    Director
Daniel A. Gregorie, MD           Director
Lawrence Hoff                    Director
Timothy I. Maudlin               Director
Gerard Moufflet                  Director
Lawrence J. Stuesser, Jr.        Chairman of the Board and Director

         Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

         John Vakoutis, 50, has served as President and Chief Executive Officer of the Company since April 1995 and director of the Company since November 1994. Mr. Vakoutis joined the Company in November 1994 as an Executive Vice President and President, Wound Care business. Prior to joining the Company, Mr. Vakoutis spent ten years at Critical Care America ("CCA"), a New York Stock Exchange listed home infusion therapy company. In his role as Senior Vice President and Chief Operating Officer of CCA, Mr. Vakoutis was responsible for re-engineering product delivery methods and developing strategic partnerships with hospitals and physician groups.

         Gerardo Canet, 52, has been a director of the Company since July 1991. Since February 1994, Mr. Canet has served as President and Chief Executive Officer and a director of IntegraMed America, Inc., a publicly traded health services concern. From November 1993 until his resignation from the Company in January 1994, Mr. Canet served as Executive Vice President and President, Wound Care business. Previously, he served as Senior Vice President and President, Wound Care Center(R) Division of the Company since April 1989 and as Secretary since December 1990. For 10 years prior to joining the Company, Mr. Canet served as Executive Vice President, Chief Operating Officer and a director of Kimberly Quality Care, Inc., and as President and Chief Executive Officer of Quality Care, Inc., a predecessor of Kimberly Quality Care, Inc., a provider of home health care services.

     Daniel A.  Gregorie,  MD,  48,  has been a director  of the  Company  since
October 1996. Since October 1997 he has been an independent health care consultant. From June 1989 to October 1997, Dr. Gregorie served as President and Chief Executive Officer of ChoiceCare Corporation, a public company in the HMO and managed care business. In 1996, Dr. Gregorie became a director of ChoiceCare and in 1997 served as Chairman until October 1997. From 1988 to 1989 Dr. Gregorie was President of Physician Management Services, Inc. of Hartford, Connecticut. Dr. Gregorie served as President, Chief Executive Officer and Regional Medical Director of Northeast Permanente Medical Group of Hartford, Connecticut from 1982 to 1988 and Vice President and Associate Regional Medical Director of Capital Area Permanente Medical Group of Washington, D.C. from 1980 to 1982. Dr. Gregorie is also a director of Cross Medical Products, Inc.

     Lawrence Hoff, 69, has been a director of the Company since September 1990. Mr. Hoff was President and Chief Operating Officer of Upjohn Company until his retirement in January 1990. Mr. Hoff who was employed at Upjohn for 39 years, became its President in 1984, Vice President and General Manager of the Domestic Pharmaceutical Operations in 1974 and served as a director from 1973 until Upjohn's merger with Pharmacia in 1995. Mr. Hoff is also a director of
MedImmune, Inc., Alpha Beta Technologies, Inc., and previously served as a director of the American Diabetes Association. Mr. Hoff currently serves in various capacities in charitable organizations and was Chairman of the Pharmaceutical Manufacturers Association in 1987.

     Timothy I. Maudlin, 47, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin is also a director of IVI Publishing, Inc.

         Gerard Moufflet, 54, has been a director of the Company since November 1989. Since 1989, Mr. Moufflet has served as Senior Vice President of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses.

         Lawrence J. Stuesser, Jr., 56, has been a director of the Company since May 1993 and has served as Chairman of the Board since July 1995. Since June 1996 Mr. Stuesser has served as President and Chief Executive Officer of Computer People, Inc. From August 1993 to May 1996 he was a private investor and independent business consultant. Mr. Stuesser served as Chairman and Chief Executive Officer of Kimberly Quality Care, Inc., a provider of home health care services, from January 1991 to July 1993. Prior to that he was the Chief Executive Officer of that company since its formation in September 1987. Mr. Stuesser is also a director of IntegraMed America, Inc., American Retirement Corporation and Delphi Group plc.

Committees of the Board of Directors

         The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, a Regulatory Committee and a Stock Option Committee. The Audit Committee consists solely of outside directors, and its members during the fiscal year ended December 31, 1997 ("Fiscal 1997") were Messrs. Canet (as Chairman) and Moufflet. The Audit Committee generally reviews the scope of the audit with the independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The members of the Compensation Committee during Fiscal 1997 were Messrs. Stuesser (as Chairman), Maudlin and Dr. Gregorie. The Compensation Committee reviews and approves the compensation, including bonuses and benefits (other than the grant of stock options), of the executive officers of the Company. The members of the Regulatory Committee during Fiscal 1997 were Mr. Hoff (as Chairman) and Dr. Gregorie. The Regulatory Committee was formed to review and advise the Board on regulatory and clinical issues. The members of the Nominating Committee are Messrs. Stuesser (as
Chairman) and Vakoutis. The Nominating Committee will consider nominees for director recommended by stockholders. In order to have nominees considered, stockholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of stockholders relates, together with such nominee's name, age, address, principal occupations for the preceding 10 years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a stockholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a stockholder may nominate persons for election as directors by following the procedures set forth in the Company's By-laws. The members of the Stock Option Committee during Fiscal 1997 were Messrs. Moufflet (as Chairman) and Hoff. The Stock Option Committee, both of the members of which are "non-employees directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended) was established to make all determinations regarding the administration of the Company's Stock Option Plan including determining persons to whom options shall be awarded, the number and purchase price of the shares covered by each option and all other terms and conditions of the Option award.

         During Fiscal 1997 the Board of Directors met five times; the Stock Option Committee met four times; the Audit Committee met two times and the Compensation Committee met four times; the Nominating Committee met once; and the Regulatory Committee did not have a meeting. Each director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 1997.

 Compensation of Directors

         In 1997 each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended, $350 for each Board meeting participated in by means of conference telephone, and reimbursement for expenses. Additionally, non-employee directors received an annual retainer of $1,500 for serving on each Committee except the Stock Option Committee for which a retainer fee of $750 is paid and the Nominating Committee for which no fee is paid. Non-employee directors also received a fee of $500 for each Committee meeting, except for meetings held on the same date as a Board meeting. In addition, in consideration for his service as Chairman of the Board, Mr. Stuesser was paid $48,000 in lieu of the annual retainer, committee or meeting fees.

         During 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its common stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

         During 1995, the Company established a Non-Employee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of common stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Plan strengthens that link. The Plan provides for an automatic initial of options to purchase 10,000 shares of common stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. Further, the Plan provides for the automatic grant of an option to purchase 5,000 shares of common stock, at market value on date of grant, each time a non-employee director is re-elected as a member of the Board. Upon their re-election to the Board in May 1997, the non-employee members of the Board of Directors were each granted options to purchase 5,000 shares of common stock at $27.25 per share.

                             EXECUTIVE OFFICERS

         Set forth below is certain information about each executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

         Carol Gleber, 46, has served as Chief Operating Officer since August 1996 and Senior Vice President, Operations since February 1994. From 1989 to 1994 she served as Regional Vice President for the Southwest Region. Ms. Gleber served as a consultant to the Company from 1987 to 1989 prior to joining the Company. From 1983 to 1987, Ms. Gleber served as Vice President of VHAE Consulting Services and was responsible for the National Strategy Practice which provided services to VHA hospitals and physicians in diversification activities, including but not limited to HMO/PPO's, Ambulatory and Outpatient Services.

         Howard Jones, Ph.D., 61, has served as Senior Vice President of Technical Services since August 1995. From November 1993 to August 1995 Dr. Jones served as Executive Vice President and President, Research and Development. Dr. Jones served as a director of the Company from November 1993 to May 1996. Prior to joining the Company, Dr. Jones served as Senior Vice President of Drug Development at Cypros Pharmaceutical Corporation since May 1991, and prior to that as Vice President at Amylin Pharmaceuticals, Inc., since May 1989. From 1984 to 1989, Dr. Jones served as a Senior Director of research and administration for Bristol-Myers Squibb Products Division.

         John C. Prior, 44, has served as Senior Vice President, Finance and Chief Financial Officer since August 1995. From February 1991 to August 1995 Mr. Prior served as Vice President of Finance and has been Secretary since October 1993. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

         Gary Jensen, 56, has served as Vice President Central Region, Wound Care Business Unit since February 1995, and prior to that as Regional Vice President, Southeast Region since 1987. From 1985 to 1987, Mr. Jensen served as President, Jensen & Associates, a health management company. In that capacity, Mr. Jensen provided management consultation regarding behavioral medicine, as well as discussions regarding mergers, acquisitions, facility development and operations.

         William C. Tella, 40, has served as Vice President of Corporate Development and Communications since December 1995. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position, Director of Marketing from November 1987 to 1993. Prior to joining the Company, Mr. Tella spent three years at Pharmacia Deltec, Inc. ("PDI"), a medical device company. In his role as Senior Marketing Director at PDI, Mr. Tella was responsible for product design and development of home infusion technology.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus earned in Fiscal 1997 exceeded $100,000 (the "named executive officers").


===================================================================================================================

                                                                                               Long Term
                                                   Annual Compensation                        Compensation
                                                   -------------------                        ------------
                                                                         Other          Securities        All
Name and Principal                                                       Annual         Underlying        Other
Position                        Year          Salary        Bonus        Comp.          Options           Comp.
                                               ($)          ($)(1)       ($)(2)            (#)            ($)(3)
===================================================================================================================

===================================================================================================================

 John Vakoutis                  1997         266,734       282,293          -            260,000           3,200
     President & Chief          1996         235,000       284,860          -             55,000           3,525
     Executive Officer          1995         198,846       143,500          -             50,000               -

Howard Jones                    1997         195,175       110,556          -              5,500           3,200
     Sr. Vice President         1996         200,700       173,498          -             12,500           2,858
     Technical Services         1995         200,700        76,581          -             17,500               -

Carol Gleber                    1997         188,366       169,611          -            110,000           3,200
     Sr. Vice President         1996         163,926       157,770          -             17,000           2,308
     and Chief Operating        1995         139,080        64,500          -             17,500               -
     Officer

John C. Prior                   1997         161,423       153,751          -             67,500           3,200
     Sr. Vice President         1996         146,000       171,770          -             17,500           2,100
     of Finance and             1995         129,500        61,750          -             17,500               -
     Chief Financial Officer

William C. Tella(4)             1997         123,452        66,496          -              2,500           2,469
     Vice President
     Corporate Development
     and Communication

(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.


(3)    Represents company matching contributions to 401k Plan.

(4)    Mr. Tella became an executive officer of the Company in December 1997.

Stock Option Tables

         The following tables summarize stock option grants and exercises during Fiscal 1997 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 1997.

                          Option Grants in Fiscal 1997
================================================================================================================
                                                                                    Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                    of Stock Price Appreciation
                                        Individual Grants                           for Option Term
                                        ------------------------------------------------------------------------
                                        % of
                       Number of        Total
                       Securities       Options
                       Underlying       Granted to
                       Options          Employees     Exercise
                       Granted          in Fiscal     Price        Expiration
 Name                    (#)            Year          ($/Sh)       Date               5% ($)          10% ($)

=================================================================================================================

John Vakoutis           20,000(1)        3.4%         $ 26.25      2/21/2007          $  330,750      $   834,750
                       240,000(2)       41.0%           30.875     9/12/2007           4,668,300       11,781,900

Howard Jones             5,500(1)        0.9%           26.25      2/21/2007              90,956          229,556

Carol Gleber            10,000(1)        1.7%           26.25      2/21/2007            165,375           417,375
                       100,000(2)       17.1%           30.875     9/12/2007          1,945,125         4,909,125

John C. Prior            7,500(1)        1.3%           26.25      2/21/2007            124,031           313,031
                        60,000(2)       10.3%           30.875     9/12/2007          1,167,075         2,945,475

William C. Tella         2,500(1)        0.4%           26.25      2/21/2007             41,344           104,344

(1) The options are exercisable beginning one year from the date of grant with respect to one-third of the shares and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the initial exercisability date.

(2) Options become exercisable upon the earlier of (i) September 1, 2001 as to 100 percent of the shares, or (ii) as to 1/3 of the shares when the average market price of the Company's Common Stock over any consecutive 40 trading day period (the "Average Market Price") exceeds 125 percent of the exercise price of the option, as to another 1/3 of the shares when the Average Market Price exceeds 145 percent of the exercise price, and as to the final 1/3 when the Average Market Price exceeds 165 percent of such exercise price.

                         OPTION EXERCISES IN FISCAL 1997
                                       AND
                           VALUE AT END OF FISCAL 1997

=======================================================================================================================
                                                         Number of Securities
                                                         Underlying Unexercised             Value of Unexercised
                       Shares                            Options at                         In-the Money Options at
                       Acquired on      Value            Fiscal Year End (#)                Fiscal Year End ($)
                       Exercise         Realized
Name                   (#)              ($)              Exercisable/Unexercisable          Exercisable/Unexercisable(1)
=======================================================================================================================

=======================================================================================================================

John Vakoutis          47,500         $ 1,150,438            75,000 / 382,500              $ 1,526,250 / $2,798,125

Howard Jones           86,874           1,490,482             2,501 /  46,125                   30,716 /    848,234

Carol Gleber           18,550             457,013             8,500 / 134,850                   46,750 /    492,000

John C. Prior               -                   -            46,000 /  92,000                1,002,433 /    494,188

William C. Tella            -                   -            13,525 /  14,425                  273,788 /    246,100

======================================================================================================================

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 1997 and the exercise price of the options for each optionee.

Employment and Other Agreements

         On October 26, 1994 the Company entered into an employment agreement with Mr. Vakoutis which was amended effective April 17, 1995 when Mr. Vakoutis was appointed President and Chief Executive Officer. On September 1, 1997 an amended and restated employment agreement was entered into between Mr. Vakoutis and the Company. Under the amended and restated employment agreement, Mr. Vakoutis receives an annual salary of $285,000 and is entitled to participate in any incentive compensation programs in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Vakoutis, and Mr. Vakoutis may terminate the employment agreement upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below), Mr. Vakoutis will be entitled to receive a lump sum severance payment equal to two times Mr. Vakoutis' then current base salary plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Common Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Vakoutis for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Vakoutis shall be entitled to a lump sum severance payment equal to the sum of the base salary which would otherwise have been payable for the remainder of the then current term plus an amount equal to the product of two times the sum of the then current annual base pay plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Vakoutis from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On October 21, 1993 the Company entered into an employment agreement with Dr. Jones pursuant to which Dr. Jones agreed to serve as Executive Vice President of Research and Development of the Company. Under the employment agreement, Dr. Jones initially received an annual salary of $185,000, and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company with a minimum bonus of $40,000 in 1994. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term through December 1, 1994 and has since been automatically renewed for a subsequent one year term. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Dr. Jones. Dr. Jones may terminate the employment agreement at any time upon 90 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause, Dr. Jones will be entitled to receive severance payments equal to Dr. Jones' monthly base salary at termination for a period of nine months after termination of the employment agreement. The employment agreement grants to Dr. Jones certain stock options and payment of moving and temporary living expenses. The employment agreement also restricts Dr. Jones from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On July 6, 1987, the Company entered into an employment agreement with Mr. Prior pursuant to which Mr. Prior agreed to serve as Controller of the Company. The employment agreement had an initial term through June 30, 1988 and has since been automatically renewed for subsequent one year terms. Mr. Prior was promoted to Vice President, Finance and Chief Financial Officer in February 1991. On September 1, 1997, the Company entered into an amended and restated employment agreement with Mr. Prior. Under the employment agreement, Mr. Prior receives an annual base salary of $175,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Prior, and Mr. Prior may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elect not to renew, Mr. Prior will be entitled to receive a lump sum severance payment equal to Mr. Prior's then current base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Prior for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Prior shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On August 1, 1989, the Company entered into an employment agreement with Ms. Gleber, pursuant to which Ms. Gleber agreed to serve as Regional Vice President of the Company. Ms. Gleber was promoted to Senior Vice President, Wound Care Business in February 1994. On September 1, 1997, the Company entered into an amended and restated employment agreement with Ms. Gleber. Under the employment agreement, Ms. Gleber initially received an annual salary of $210,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Gleber, and Ms. Gleber may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Ms. Gleber will be entitled to receive a lump sum severance payment equal to Ms. Gleber's then current base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Ms. Gleber for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Gleber shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Ms. Gleber from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On November 17, 1987, the Company entered into an employment agreement with Mr. Tella, pursuant to which Mr. Tella agreed to serve as Director of Marketing of the Company. The employment agreement may be terminated at any time by the Company upon 120 days' prior written notice or by Mr. Tella on 90 days' prior written notice. Under the employment agreement, Mr. Tella initially received an annual salary of $65,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. Also under the employment agreement, Mr. Tella received an option to purchase shares of the Company's Common Stock. In December 1995, Mr. Tella was promoted to Vice President of Corporate Development and Communications. On December 17, 1997, the Company entered into an amendment to its employment agreement with Mr. Tella pursuant to which if the Company terminates Mr. Tella's employment without cause, Mr. Tella is entitled to receive his then current base salary prorated on a monthly basis for the nine month period immediately following date of termination. The amended employment agreement also restricts Mr. Tella from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         In August 1995, the outstanding options held by the executive officers of the Company were amended to provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; a change in the member of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the stockholder; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 1997 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1993 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
       NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES

================================================================================

               Curative Health           NASDAQ                  NASDAQ
               Services, Inc.            U.S. Stocks             Health Services

1992           $100.000                  $100.000                $100.000
1993             94.444                   111.619                 107.162
1994             50.000                   109.108                 114.976
1995            211.111                   154.306                 146.044
1996            410.185                   189.789                 146.117
1997            450.000                   232.896                 148.933


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The Stock Option Committee grants to executive officers and other employees long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 1991 Stock Option Plan, as amended. The key objectives of the Committee and the Stock Option Committee in administering executive compensation are the following:

                      Aligning  the economic  interests  of executive  officers
                      with   both   the   short-and   long-term   interests   of
                      stockholders.

                      Motivating executive officers to undertake strategic business initiatives and rewarding them accordingly.

                      Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

         At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

         In July 1997, the Committee retained an outside compensation consultant to conduct a Strategic Compensation Review of the Company's four senior executive officers including the President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President of Finance and Chief Financial Officer and Senior Vice President of Technical Services. The review encompassed base salary, annual incentive compensation and long-term incentive compensation. The review included discussions with selected senior management executives and members of the Committee and an analysis of competitive compensation data for senior executives compiled from a 15 company peer group. As a result of this review, the Committee adjusted the base salary and stock option grants for certain executives including the President and Chief Executive Officer as described below.

Base Salary

         The Committee sets base salaries for executive officers (including the President and Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Based upon these factors, the Committee initially increased the base salaries of the Company's executive officers (other than the President and Chief Executive Officer) for the year ended December 31, 1997 by an average of approximately 7.5 percent over their base salaries for the prior year. Based upon the results and recommendations of the Strategic Compensation Review discussed above, effective September 1, 1997 the Committee increased the base salaries of the Company's executive officers included in the review (other than the President and Chief Executive Officer) by an average of approximately 11 percent over their previously adjusted base salary.
         The base salary for Mr. Vakoutis who served as President and Chief Executive Officer, was initially increased by 10.6 percent for the year ended December 31, 1997 to $260,000. In determining this salary, the Committee assessed the factors and criteria enumerated above, as well as Mr. Vakoutis' role in connection with a number of the Company's accomplishments during the prior year including, without limitation, the Company's revenue growth of 29 percent and earnings growth of over 200 percent in fiscal 1996 and a record year in the number of new wound care programs implemented. Based upon this assessment, the Committee believed that the increase was an appropriate reward for Mr. Vakoutis' performance. Based upon the results and recommendations of the Strategic Compensation Review discussed above, effective September 1, 1997 the Committee increased the base salary of Mr. Vakoutis by 9.6 percent over the previously adjusted base salary.

Bonus Incentive Compensation

         The executive officers of the Company (including the President and Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of operating earnings goals and certain other milestones.
Furthermore, a predetermined weighing of the earnings goals and certain milestones is set for each officer. Additionally, the executive officers (except the Vice President of Wound Care Business Unit) are eligible to participate in an earnings over-achievement incentive. Based upon the results of the Strategic Compensation Review discussed above, the Committee, as recommended, maintained the current target payout structure for the Annual Incentive Compensation Program.

         At the beginning of each fiscal year of the Company, the Board of Directors approves earnings goals for the Company for such year, and a matrix containing pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves these targeted goals is approved by the Committee. The percentages increase as the earnings goals exceed established levels. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to revenue growth, the achievement of healing outcomes of patients treated at the wound care programs, the opening of specified numbers of Wound Care programs, other meaningful corporate goals which the Company might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the President and Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. Additionally, the executive officers, except the Vice President of the Central Region, participate in an earnings over-achievement incentive pursuant to which each executive officer is entitled to earn a cash bonus equal to a predetermined percent of operating earnings in excess of established operating earnings goals. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

         For fiscal 1997, the Company exceeded operating earnings expectations and as a result, the officers of the Company earned the maximum payout potential operating earnings portion of the program. The executive officers, except the President and Chief Executive Officer, on average were awarded 49 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for fiscal 1997. Approximately 28 percent related to the achievement of operating earnings goals and 21 percent related to the accomplishment of special milestones. Additionally, the executive officers, except the President and Chief Executive Officer and the Vice President of the Central Region, on average earned $38,232 related to earnings over-achievement incentive.

         The revenue and earnings goals and special milestones described above permit Mr. Vakoutis, President and Chief Executive Officer, to earn up to 70 percent of his base salary in the form of cash bonus. Additionally, Mr. Vakoutis' participation in the operating earnings over-achievement incentive entitles him to earn an amount equal to four percent of operating earnings in excess of established operating earnings goals. Mr. Vakoutis earned the maximum payout of 70 percent of his base salary. Approximately 42 percent related to the achievement of operating earnings goals and 28 percent related to the successful accomplishment of special milestone enumerated above. Mr. Vakoutis earned an additional $95,579 related to operating earnings over-achievement incentive.

Stock Options

         In 1996, the Company established a Long-Term Incentive Compensation Program (the "Program") for granting stock options pursuant to the Company's 1991 Stock Option Plan. Such options are granted with a view toward attracting and retaining executive officers and other employees by giving such persons a stake in the long-term success of the Company. Stock option grants are made for an annual performance cycle. The number of shares for an annual grant is determined by the ratio of the average of the month end market price per share to a percentage of the base salary or average base salary for each executive officer. The exercise price for each annual grant is the market price per share at the close of business on the date grants are approved by the Stock Option Committee. In fiscal 1997, the executive officers, excluding the President and Chief Executive Officer, were awarded on average individual stock option grants equal to the ratio of an average market price of $20 to 60 percent of base salary. The annual grant for Mr. Vakoutis, President and Chief Executive Officer was equal to the ratio of the average market price of $20 to 125 percent of his base salary. Based upon the results and recommendations of the Strategic Compensation Review discussed above, the Stock Option Committee made additional grant awards to Mr. Prior, Senior Vice President of Finance and Chief Financial Officer; Ms. Gleber, Senior Vice President and Chief Operating Officer; and Mr. Vakoutis, President and Chief Executive Officer of 60,000, 100,000 and 240,000 shares respectively.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 1997, the Company has taken the necessary steps to allow stock options granted under the 1991 Stock Option Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Daniel A, Gregorie, MD, Member, Compensation Committee
Lawrence Hoff, Member, Stock Option Committee
Timothy I. Maudlin, Member, Compensation Committee
Gerard Moufflet, Member, Stock Option Committee
Lawrence J. Stuesser, Member, Compensation Committee

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 1998 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than 5 percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group.

                                                                                              Percentage of
                                                              Amount and Nature               Common Stock
Name and Address                                              of Beneficial Ownership (1)     Outstanding
-----------------------------------------------------------------------------------------------------------
Dresdner RCM Global Investors L.L.C................           1,249,500 (2)                   9.8%
         Four Embarcadaro Center
         San Francisco, CA  94111
George D. Bjurman & Associates.....................             733,740 (3)                   5.8%
         Investment Portfolio Managers
         10100 Santa Monica Boulevard
         Los Angeles, CA  90067
AMVESCAP PLC.......................................             690,600 (4)                   5.4%
         11 Devonshire Square
         London EC2M4YR
         England
Timothy I. Maudlin.................................               7,083 (5)                     *
Gerardo Canet......................................               5,001 (5)                     *
Daniel A. Gregorie, MD.............................                   -                         *
Howard Jones.......................................               6,832 (5)                     *
Lawrence Hoff......................................               7,183 (6)                     *
Lawrence J. Stuesser, Jr...........................              31,917 (7)                     *
John Vakoutis......................................              51,250 (5)                     *
Gerard Moufflet....................................               7,083 (5)                     *
John C. Prior......................................              17,151 (8)                     *
Carol Gleber.......................................              13,250 (5)                     *
William C. Tella...................................              17,220 (9)                     *
All directors and executive officers as
a group (12 persons)...............................             164,284 (10)                  1.3%
* Ownership does not exceed 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common stock.

(2) Information based on two Schedules 13G dated January 30, 1998, filed with the Securities and Exchange Commission by Dresdner Bank AG ("Dresdner") and by Dresdner RCM Global Investors L.L.C. ("RCM"), a wholly-owned subsidiary of Dresdner, and certain of its affiliates. According to such Schedules, RCM and its affiliates exercise sole voting power over 1,057,800 of such shares, sole dispositive power over 1,221,500 of such shares and shared dispositive power over 28,000 of such shares.

(3) Information based on Schedule 13G dated May 16, 1997 filed with the Securities and Exchange Commission by George B. Bjurman & Associates and certain affiliates.

(4) Information based on Schedule 13G dated February 6, 1998, filed with the Securities and Exchange Commission by AMVESCAP PLC and certain of its affiliates.

(5)    Represents shares subject to currently exercisable options.

(6)    Includes 7,083 shares subject to current exercisable options.

(7)    Includes 30,917 shares subject to currently exercisable options.

(8)    Includes 12,707 shares subject to currently exercisable options.

(9)    Includes 16,479 shares subject to currently exercisable options.

(10) Includes 157,999 shares subject to currently exercisable options by all directors and executive officers as a group. Does not include 705,717 shares currently unexercisable by directors and officers as a group.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance.

                                   PROPOSAL #2
            APPROVAL OF AMENDMENT TO THE CURATIVE TECHNOLOGIES, INC.
                             1991 STOCK OPTION PLAN

Proposed Amendments

         The Company's Board of Directors has adopted, subject to shareholder approval, amendments to the Curative Technologies, Inc. 1991 Stock Option Plan, as amended, (the "Option Plan") to increase the number of shares of Common Stock available for issuance pursuant to options granted thereunder from 2,456,695 to 3,156,659.

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

         The Board of Directors believes that stock options have been, and will continue to be, an important compensation element in attracting and retaining key employees. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Option Plan to attract and retain key employees.

Summary of Option Plan

         Since April 8, 1991, the Company has maintained the Option Plan for the benefit of employees, directors, consultants and independent contractors providing valuable services to the Company or its subsidiaries. Upon its adoption, the Option Plan superseded and replaced the Company's Amended and Restated 1987 Stock Option Plan (the "Prior Plan"), whereupon all stock options granted and outstanding under the Prior Plan were deemed granted and outstanding under the Option Plan. The Option Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee). The Committee has the authority, subject to the provisions of the Option Plan, to determine in its discretion to whom and the times at which options are to be granted, the number of shares of Common Stock subject to each option, the option price per share, the terms of exercise of each option, and certain other terms of each option agreement. The Committee may also interpret the Option Plan and make all other determinations necessary or advisable for the administration of the Option Plan.

         The Option Plan provides for the grant of options to purchase up to an aggregate of 2,456,695 shares of Common Stock, of which 51,258 shares remained available for grant as of March 31, 1998. Subject to stockholder approval at the Meeting, the total number of shares that may be granted under the Option Plan will be increased by 700,000 to 3,156,695. The shares subject to options granted under the Option Plan may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. The market value of a share of Common Stock as of March 31, 1998 was $33.31. If an option under the Option Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares will again be available for options thereafter granted during the term of the Option Plan. Options granted under the Option Plan may be incentive stock options or non-qualified stock options. As of March 31, 1998, 1,113,803 of the outstanding options granted under the Option Plan were incentive stock options, and 34,000 of the outstanding options granted under the Option Plan were non-qualified stock options. The exercise price of any option may not be less than 100% of the fair market value of the Common Stock at the date of grant. In each instance, the fair market value of the Common Stock shall be reasonably determined by the Committee. Shares purchased upon the exercise of an option are to be paid for in cash or, at the discretion of the Committee, with shares of Common Stock of the Company or a combination of cash and shares of Common Stock. Options may not exceed a term of ten years from the date of grant. Notwithstanding the foregoing, if at the time of grant the optionee directly or indirectly owns shares of Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company, then any incentive stock option to be granted to such optionee pursuant to the Option Plan will have a purchase price of not less than 110% of the fair market value of the Common Stock at the date of grant and such option will not be exercisable after five years after the date of grant. An option granted under the Option Plan may not be transferred by the owner thereof during the optionee's lifetime. No stock options may be granted under the Option Plan after December 31, 2000.

         The Stock Option Committee has the authority to amend, alter, suspend, discontinue or terminate the option Plan at any time. However, no amendment or other modification of the Option Plan may, without stockholder approval: (i) increase the maximum number of shares subject to the Option Plan; (ii) decrease the minimum option price per share; (iii) extend the maximum option term; or
(iv) materially modify the eligibility requirements for participation in the Option Plan. In addition, the Board of Directors may not alter or impair any option theretofore granted under the Option Plan in a manner detrimental to the interests of the holder of an option without the consent of such holder.

Federal Income Tax Consequences

         This discussion sets forth only general federal tax principles affecting options which may be granted under the Option Plan. Special rules may apply to option holders who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

         Under current federal income tax law, there are no federal income tax consequences to the Company or the option holder upon the granting of an option.

         An option holder who exercises an incentive stock option will not realize income at the time of exercise for purposes of the regular income tax (although such option holder will realize income at such time for purposes of the alternative minimum tax in an amount equal to the amount by which the fair market value of the Common Stock received by the option holder exceeds the option price paid), and the Company will not be entitled to a tax deduction at such time. If the option holder holds shares of Common Stock received upon exercise of an incentive stock option for at least one year after exercise and two years from the date the incentive stock option was granted, then upon the sale of such shares, the option holder will realize long-term capital gain and no tax deduction will be allowed to the Company. If the option holder sells or otherwise disposes of shares of Common Stock received upon exercise of an incentive stock option before such holding period is satisfied, then (a) the option holder will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (i) the difference between the option price and the fair market value of the shares at the time the option was exercised, and
(ii) the difference between the option price and the amount realized upon the disposition of the shares, and such option holder will recognize short-term or long-term capital gain, depending upon whether the holding period for such shares is less or more than one year, to the extent of any excess of the amount realized upon the disposition of the shares over the fair market value of the shares at the time of exercise of the option, and (b) subject to the general rules concerning deductibility of compensation, the Company will be allowed a tax deduction in the amount that, and for its taxable year in which, the option holder recognizes ordinary income.

         Upon the exercise of an option which does not qualify as an incentive stock option, the option holder generally will realize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Subject to the general rules concerning deductibility of compensation and provided that the Company withholds income tax in respect of such amount, the Company will be allowed a tax deduction in the amount that, and for its taxable year in which, the option holder recognizes ordinary income upon the exercise of a non-incentive stock option.

         The Option Plan provides that, with the approval of the administrators of the Option Plan, an option holder may exercise an option by tendering shares of Common Stock owned by the option holder in lieu of cash, in which case generally no gain or loss will be recognized by the option holder with respect to the tendered shares if the option holder has held the tendered shares for the required holding period, if any. In the case of an incentive stock option, no income will be recognized by the option holder upon the receipt of additional shares of Common Stock as a result of such an exercise. In the case of a non-incentive stock option, the option holder will recognize ordinary income as a result of such an exercise in an amount equal to the fair market value of that number of shares equal to the excess of the number of shares received upon exercise of the option over the number of shares tendered by the option holder.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE COMPANY'S 1991 STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy card and eligible to vote at the meeting is required to approve this proposal.

                                   PROPOSAL #3
               APPROVAL OF AMENDMENT TO THE NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN

         The Company's Board of Directors has adopted, subject to shareholder approval, amendments to the Non-Employee Director Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance pursuant to options granted thereunder from 125,000 to 250,000.

         The Company believes it is important that the interests of its directors be aligned with those of its shareholders and the Plan provides a means of strengthening that link. The Company believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Plan to attract and retain non-employee directors.

Summary of the Plan

         Since August 23, 1995, the Company has maintained the Plan for the benefit of non-employee directors of the Company. The Plan is administered by the Board which has the authority to adopt such rules and regulations and to make such determinations that are not inconsistent with the Plan and are necessary or desirable for its implementation and administration.

         The Plan provides for the grant of options to purchase up to an aggregate of 125,000 shares of Common Stock, of which 40,000 shares remain available for grant as of March 31, 1998. Subject to shareholder approval at the Meeting, the total number of shares that may be granted under the Plan will be increased by 125,000 to 250,000. The market value of a share of common stock as of March 31, 1998 was $33.31. Shares of common stock covered by expired or terminated options under the Plan may be used for subsequent awards under the Plan. As of March 31, 1998, 78,751 of the outstanding options granted under the Option Plan were non-qualified stock options.

         The Plan provides for the automatic initial grants (i) of options to purchase 10,000 shares to each non-employee director upon his or her initial election as a member of the Board, and (ii) of options to purchase 5,000 shares to each non-employee director serving on the Board both at the time of adoption of this Plan by the Board and at the time of approval of this Plan by the Company's stockholders. Additionally, the Plan provides for the automatic grant of an option to purchase 5,000 shares each time a non-employee director is re-elected as a member of the Board. Assuming the re-election of all of the nominees for director at the Meeting, the six current non-employee members of the Board of Directors will be granted options under the Plan for an aggregate of 30,000 shares of Common Stock as of the date of the Meeting. All options granted under the Plan expire no later than ten years after the date of grant or on such earlier date as determined in the event of a reorganization. The purchase price for the option stock is 100 percent of the fair market value of the stock on the day the option is granted. Options granted under the Plan become exercisable with respect to one third of the shares on the first anniversary of the grant date and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the first anniversary of the grant. Under the Plan, in the event of a change of control, all outstanding options granted under the Plan accelerate and are exercisable in full provided that no option can be exercised by a participant after the termination date of the option. Under the Plan, a change in control includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51 percent or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, a merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy card and eligible to vote at the meeting is required to approve this proposal.

                                  OTHER ACTION

     The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December 31, 1998.

                          NO INCORPORATION BY REFERENCE

     The information under the headings "Performance Graph" and "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has acted as independent auditors for the Company since September 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.


Hauppauge, New York                           By Order of the Board of Directors
April 24, 1998


                                              John C. Prior
                                              Secretary

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